Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below is a director of Magellan Petroleum Corporation, a Delaware corporation (the “Corporation”) and does hereby constitute and appoint J. Thomas Wilson and Antoine J. Lafargue, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-3 of the Corporation pertaining to the sale of 1,182,742 shares of Common Stock by the Selling Stockholders set forth in such registration statement, and any and all amendments (including post-effective amendments) to such registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in counterparts.

Signature	Title	Date

/s/ Donald V. Basso Donald V. Basso	Director	October 14, 2011

/s/ Robert Mollah Robert Mollah	Director	October 14, 2011

/s/ Walter McCann Walter McCann	Director	October 14, 2011

/s/ Ronald P. Pettirossi Ronald P. Pettirossi	Director	October 14, 2011

/s/ William H. Hastings William H. Hastings	Director	October 14, 2011

/s/ J. Robinson West J. Robinson West	Director	October 14, 2011